EXHIBIT 99

Section 2: EX-99 (PRESS RELEASE)

FOR RELEASE November 9, 2007

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES EARNINGS

BUCHANAN, VIRGINIA. November 9, 2007 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter ending September 30, 2007. Net income for the third quarter amounted to $835,775. This amount compares to $840,633 for the same period last year, representing a decrease of $4,858 or 0.58%. Both basic and diluted earnings per share decreased $0.01 from $0.68 at September 30, 2006 to $0.67 at September 30, 2007.

Net income for the first nine months of 2007 amounted to $2,560,076, as compared to $2,673,628 for the same nine month period of 2006, a decrease of $113,552, or 4.25%. Basic earnings per share decreased $0.10 from $2.16 at September 30, 2006 to $2.06 at September 30, 2007. Diluted earnings per share decreased $0.10 from $2.15 at September 30, 2006 to $2.05 at June 30, 2007.

At September 30, 2007 total assets amounted to $280,421,953, total deposits were $252,117,986, net loans were $226,870,406 and total stockholders’ equity was $25,549,163.

On October 24, 2007, the Board of Directors of Botetourt Bankshares, Inc., the holding company for Buchanan, VA-based Bank of Botetourt, declared a quarterly dividend payment to $0.20 per share. The cash dividend is payable November 10, 2007 to shareholders of record on October 24, 2007.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., “We are pleased with our Company’s earnings performance the for the first nine months of 2007, particularly with regard to the challenging environment which the banking industry is encountering. Although net income has declined slightly as compared to last year due primarily to lower mortgage loan origination fees, lower title insurance commissions, and slightly higher provision for loan losses, the Company’s earnings performance remains well above average among our peer community banks.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates eight full service offices in Botetourt, Rockbridge, and Roanoke counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

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Botetourt Bankshares, Inc.

Consolidated Balance Sheets

September 30, 2007 and December 31, 2006

	(Unaudited) June 30, 2007	(Audited) December 31, 2006
Assets
Cash and due from banks	$7,223,346	$8,258,003
Interest-bearing deposits with banks	210,334	163,151
Federal funds sold	10,685,000	—
Investment securities available for sale	21,537,080	24,798,980
Investment securities held to maturity (fair value approximates $1,345,866 at September 30, 2007 and $1,525,353 at December 31, 2006)	1,350,000	1,539,933
Restricted equity securities	505,500	524,600
Loans, net of allowance for loan losses of $2,302,695 at September 30, 2007 and $2,502,122 at December 31, 2006	226,870,406	209,541,312
Property and equipment, net	6,458,748	5,625,914
Accrued income	1,587,034	1,513,122
Foreclosed assets	1,475,000	—
Other assets	2,519,505	2,417,302

Total assets	$280,421,953	$254,382,317

Liabilities and stockholders’ equity
Liabilities
Noninterest-bearing deposits	$35,769,770	$33,768,568
Interest-bearing deposits	216,348,216	193,460,839

Total deposits	252,117,986	227,229,407

Federal funds purchased	—	1,341,000
Accrued interest payable	1,249,142	943,449
Other liabilities	1,505,662	1,245,669

Total liabilities	254,872,790	230,759,525

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $1.00 par value, 2,500,000 shares authorized, 1,242,850 issued and outstanding at September 30, 2007 and 1,241,750 issued and outstanding at December 31, 2006	1,242,850	1,241,750
Additional paid-in capital	1,568,684	1,546,984
Retained earnings	23,358,700	21,544,114
Accumulated other comprehensive (loss)	(621,071)	(710,056)

Total stockholders’ equity	25,549,163	23,622,792

Total liabilities and stockholders’ equity	$280,421,953	$254,382,317

Botetourt Bankshares, Inc.

Consolidated Statements of Income

For the Nine and Three Months Ended September 30, 2007 and 2006 (unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest income
Loans and fees on loans	$13,003,632	$11,267,219	$4,336,389	$3,898,662
Federal funds sold	298,406	337,588	148,094	79,108
Investment securities:
Taxable	479,993	596,575	160,550	208,071
Exempt from federal income tax	261,196	279,003	83,854	92,893
Dividend income	35,640	30,677	12,225	11,360
Deposits with banks	7,427	9,696	2,725	3,443

Total interest income	14,086,294	12,520,758	4,743,837	4,293,537

Interest expense
Deposits	5,951,602	4,391,710	2,104,619	1,567,308
Federal funds purchased	7,224	7,322	—	7,322

Total interest expense	5,958,826	4,399,032	2,104,619	1,574,630

Net interest income	8,127,468	8,121,726	2,639,218	2,718,907
Provision for loan losses	250,000	225,000	100,000	75,000

Net interest income after provision	7,877,468	7,896,726	2,539,218	2,643,907

Non-interest income
Service charges on deposit accounts	473,912	439,179	142,001	159,781
Mortgage origination fees	179,082	237,562	57,033	93,667
Other income	622,849	687,800	213,247	202,172

Total non-interest income	1,275,843	1,364,541	412,281	455,620

Non-interest expense
Salaries and employee benefits	3,126,640	3,166,189	970,301	1,024,823
Occupancy and equipment expense	663,578	682,562	210,870	247,556
Foreclosed assets, net	35,988	711	4,444	—
Other expense	1,602,459	1,532,917	536,500	603,437

Total non-interest expense	5,428,665	5,382,379	1,722,115	1,875,816

Income before income taxes	3,724,646	3,878,888	1,229,384	1,223,711
Income tax expense	1,164,570	1,205,260	393,609	383,078

Net income	$2,560,076	$2,673,628	$835,775	$840,633

Basic earnings per share	$2.06	$2.16	$0.67	$0.68

Diluted earnings per share	$2.05	$2.15	$0.67	$0.68

Dividends declared per share	$0.60	$0.54	$0.20	$0.18

Basic weighted average shares outstanding	1,242,592	1,240,565	1,242,850	1,240,900

Diluted average shares outstanding	1,245,843	1,243,942	1,246,057	1,243,208